Exhibit 10.1
LETTER AGREEMENT
     THIS LETTER AGREEMENT (this “Agreement”), dated as of March 5, 2008 is made and entered into by and between GenCorp Inc., an Ohio corporation (the “Company”), and Terry L. Hall (the “Executive”).
Recitals:
     A. The Executive is currently the President and Chief Executive Officer of the Company.
     B. Executive and the Company entered into a Severance Agreement, dated on or about August 10, 2006 (the “Severance Agreement”), pursuant to which Executive is entitled to the payment and provision of certain amounts and benefits following a termination of Executive’s employment with the Company without “Cause” (as defined therein) following a “Change in Control” (as defined therein).
     C. As set forth in Section 2.10 of the Second Amended and Restated Shareholder Agreement dated March 5, 2008 by and between the Company and Steel Partners II, L.P. (the “Shareholder Agreement”), a “Change in Control”, as defined in Severance Agreement, will occur on the Effective Date, as defined in the Shareholder Agreement.
     D. The parties hereto have entered into this Letter Agreement in order to acknowledge certain existing agreements by and between the Company and Executive, and Executive’s rights thereunder.
     E. As further set forth in Section 2.10 of the Shareholder Agreement, Executive has agreed to resign, and does hereby resign, as President and Chief Executive Officer of the Company, as a member of the Company’s Board of Directors and from each and every other position Executive has with the Company or its direct or indirect subsidiaries and the Company has agreed that such resignation shall be treated as termination by the Company of Executive’s employment without Cause following a Change in Control, each as defined in the Severance Agreement, thus entitling Executive to the severance compensation specified in Section 3 of the Severance Agreement.
     NOW, THEREFORE, the Company and Executive agree as follows:
1.	Exhibit A attached hereto sets forth the estimated amount of the payments and/or benefits that Executive is entitled to following his termination of employment on the date hereof (the “Termination Date”) pursuant to Section 3 and Annex A of the Severance Agreement.
2.	The parties hereto believe in good faith that the six-(6-) month delay required for “specified employees” pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) does not apply to the payments described in Section 3 and Annex A of the Severance Agreement because such payments do not constitute “deferred compensation” within the meaning of Section 409A of the Code. Executive acknowledges and agrees that he shall be solely responsible for any additional taxes imposed by Code Section 409A on any such payments and/or benefits if any such additional tax is imposed by the Internal Revenue Service.
3.	The Company acknowledges that Executive is eligible to “retire”, and hereby agrees that Executive has “retired”, from the Company for purposes of all equity-based awards previously granted to Executive by the Company, including, without limitation, all options to purchase the Company’s common stock (“Options”) or stock appreciation rights (“SARs”, and together with the Options, the “Awards”) held by Executive that are vested as of the Termination Date, which are afforded full-term exercisability pursuant to the applicable plan(s) and award agreements governing such Awards.
4.	Executive acknowledges and agrees that pursuant to Section 9 of the Severance Agreement, payment of the amounts set forth on Exhibit A is conditioned upon the Executive executing and delivering a release (the “Release”) substantially in the form provided in Annex C of the Severance Agreement.
5.	The Company may withhold from any amounts payable under this Agreement and the Severance Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling and the principal and accrued interest outstanding under any loans by and between the Company and the Executive, including but not limited to the loan described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on or about February 29, 2008.
6.	The parties hereto acknowledge and agree that the provisions of this Agreement do not modify, limit or restrict the rights and/or obligations of the Company and Executive under the Severance Agreement or any other plan program or arrangement, including but not limited to Section 4 of the Severance Agreement.
7.	The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.
8.	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

EXECUTIVE
/s/ Terry L. Hall
Terry L. Hall

GENCORP INC.
By:	/s/ Yasmin R. Seyal
Yasmin R. Seyal
Senior Vice President and Chief Financial Officer

EXHIBIT A

Payment/Benefit	Estimated Payment Amount/Benefit Described
Accrued But Unpaid Base Pay	$19,385

Annual Bonus	$0

Accrued Vacation Pay	$96,923

Severance Pay	$3,927,656

Life Insurance	Twenty-four (24) months of term life insurance benefits

Health Benefits	Eighteen (18) months of health benefits and lump sum equal to after-tax amount of additional six (6) months of health benefits

Qualified Retirement Benefits	$58,580.25 — Annual single life annuity commencing at normal retirement age.[1]

Non-Qualified Retirement Benefits (Benefits Restoration Plan)	Pre 12/31/04 - $50,798.16 — Annual single life annuity commencing at normal retirement age; Post 12/31/04 - $158,035.16 — Annual single life annuity commencing at normal retirement age.[2]

Outplacement Services	$126,000

Payment for Financial Counseling	$15,000

[1]	Executive eligible for unreduced retirement benefit at age 57. Time and form of payment subject to the terms of the plan.

[2]	Executive eligible for unreduced retirement benefit at age 57. Time and form of payment subject to the terms of the plan. Pre-2005 BRP amount can be paid in a lump sum (discounted).